SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G


                                 (Rule 13d-102)


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2


                   Under the Securities Exchange Act of 1934


                             General American Royalty, Inc.
             -----------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
             -----------------------------------------------------
                         (Title of Class of Securities)

                                    368772109
             -----------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is  being paid with this statement [ ].


----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 368772109                   13G                    Page 2 of 5 Pages



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)


      Lawrence E. Steinberg

--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]

       Not Applicable
--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION



       USA
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            70,000
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             30,000
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             70,000
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER

                       30,000
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        70,000
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


      [X]
--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


      6.8%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*



          IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13G                   Page 3 of 5 Pages





Item 1.     (a)   Name of Issuer:
                    General American Royalty, Inc.
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:
                    4925 Greenville Ave., Suiote 717, Dallas, TX  75206
                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:
                    Lawrence G. Steinberg
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:
                    5420 LBJ Freeway, Suite 540, LB 56, Dallas, TX  75240
                  --------------------------------------------------------------
            (c)   Citizenship:
                                   USA
                               -------------------------------------------------
            (d)   Title of Class of Securities:
                    Common Stock
                  --------------------------------------------------------------
            (e)   CUSIP Number:
                                   368772109
                               -------------------------------------------------
Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a: N/A

            (a)   [ ]   Broker or Dealer  registered under Section  15 of  the
                        Act,

            (b)   [ ]   Bank as defined in Section 3(a)(6) of the Act,

            (c)   [ ]   Insurance Company  as defined  in Section  3(a)(19) of
                        the Act,

            (d)   [ ]   Investment Company registered under  Section 8 of  the
                        Investment Company Act,

            (e)   [ ]   Investment Adviser registered under Section 203 of the
                        Investment Advisers Act of 1940,

            (f)   [ ]   Employee Benefit Plan,  Pension Fund which is  subject
                        to the  provisions of  the Employee Retirement  Income
                        Security Act of  1974 or Endowment  Fund; see  Section
                        240.13d-1(b)(ii)(F); see Item 7,

            (g)   [ ]   Parent  Holding  Company, in  accordance  with Section
                        240.13d-1(b)(1)(ii)(G); see Item 7,

            (h)   [ ]   Group, in accordance with Section
                        240.13d-1(b)(1)(ii)(H).

                                      13-G                   Page 4 of 5Pages



Item 4.     Ownership.


            If more than five percent of the class is owned, indicate:

            (a) Amount beneficially owned:  70,000
                                          -------------------------------------,

            (b) Percent of class:  6.8%
                                 ----------------------------------------------,

            (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote   70,000
                                                              -----------------,

                  (ii) Shared power to vote or to direct the vote  100,000
                                                                 --------------,

                  (iii) Sole power to dispose or to direct the disposition of
                        70,000
                        -------------------------------------------------------,


                  (iv) Shared power to dispose or to direct the disposition of
                        100,000
                        --------------------------------------------------, and


            (d) Shares which there is a right to acquire: Not Applicable
                                                         ----------------------.



Item 5.     Ownership of Five Percent or Less of a Class.


             Not Applicable
Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

             Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

             Not Applicable
Item 8.     Identification and Classification of Members of the Group.


Item 9.     Notice of Dissolution of Group.

             Not Applicable
Item 10.    Certification.

             Not Applicable


By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                                       Page 5 of 5 pages

                                  Signature.


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:

/s/  Lawrence E. Steinberg
----------------------------------
     Lawrence E. Steinberg





* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).